NEWS	FOR IMMEDIATE RELEASE

DOANE PET CARE REPORTS 2004 FIRST QUARTER RESULTS

Brentwood, Tennessee, May 17, 2004 – Doane Pet Care Company (the “Company”) today reported results for its first quarter ended April 3, 2004.

Quarterly Results

For the first quarter of fiscal 2004, the Company’s net sales increased 4.2% to $270.9 million from $259.9 million in the first quarter of fiscal 2003. Excluding the impact of foreign currency exchange fluctuations in the first quarter of 2004, the Company’s net sales increased by 0.3%. The favorable impact of the Company’s first quarter domestic price increase, as well as solid European volume growth, was largely offset by lower domestic sales volume, including reduced shipments related to the closure of the Mexican border to pet food products exported from the United States.

The Company reported a net loss of $7.8 million for its 2004 first quarter compared to a net loss of $7.9 million for the 2003 first quarter. The benefit of the first quarter price increase was offset by substantially higher year-over-year global commodity costs and lower domestic sales volume. The current quarter net loss also reflected an increase of $4.0 million in net interest expense, principally due to the reclassification of the Company’s mandatorily redeemable preferred stock as long-term debt in accordance with the Company’s adoption of SFAS 150 in the first quarter of 2004.

Net cash used in operating activities was $2.1 million for the 2004 first quarter compared to net cash provided by operating activities of $0.1 million for the 2003 first quarter.

Adjusted EBITDA was $23.8 million in the 2004 first quarter compared to $25.8 million recorded in the 2003 first quarter. Adjusted EBITDA performance was favorably impacted by the price increase, as well as solid manufacturing efficiency, but was offset by higher global commodity costs and lower domestic sales volume.

The Company believes cash flows from operating activities is the most directly comparable GAAP financial measure to the non-GAAP Adjusted EBITDA liquidity measure typically reported in its earnings releases. The calculation of Adjusted EBITDA is explained below in the section titled “Adjusted EBITDA Supplemental Information.”

Doug Cahill, the Company’s President and CEO, said, “Top-line performance reflected the first quarter price increase moderated by lower domestic volume, partially a result of significantly reduced shipments to Mexico. The Mexican trade border was closed during most of the quarter as a result of the announcement of the first domestic BSE case in the fourth quarter of last year. I am particularly pleased with the sequential bottom-line performance improvement from the 2003 fourth quarter due to the benefit of the price increase, as well as excellent manufacturing performance. Nevertheless, commodity costs continued to increase during the quarter and, as a result, we have implemented additional price increases in an effort to manage the resulting impact on the bottom-line.”

2004 Outlook

Cahill said, “The challenges for 2004 are the uncertainties surrounding commodity costs and the impact on our volume as a result of our price increases. Nonetheless, we will continue to closely monitor commodity prices and will respond decisively to any further escalation in prices. However, because of these uncertainties, we remain cautious in our outlook for both top and bottom-line performance.”

Adjusted EBITDA Supplemental Information

Adjusted EBITDA is a non-GAAP liquidity measure presented in this press release as a supplemental disclosure to cash flows from operating activities. Management believes that it is a useful presentation to investors in addition to GAAP cash flows from operating activities because of the significant impact working capital fluctuations can have on reported cash flows from operating activities. Management also believes Adjusted EBITDA is an analytical indicator of cash generated for purposes of assessing the Company’s ability to service its debt and fund capital expenditures. In addition, management believes that Adjusted EBITDA is of interest to the Company’s investors and lenders because it is the basis for the calculation of the financial covenant tests under the Company’s senior credit facility. The Company’s management uses Adjusted EBITDA to evaluate its business, to allocate resources and capital and to measure performance for incentive compensation purposes.

However, Adjusted EBITDA should be considered in addition to, not as a substitute for, cash flows from operating activities. The Company has significant uses of cash flows, including capital expenditures, interest payments, income tax payments, debt principal repayments and other charges, which are not reflected in Adjusted EBITDA. The Company defines Adjusted EBITDA as cash flows from operating activities, including income from joint ventures, before interest paid, income taxes paid, changes in working capital and certain other charges. These other charges include SFAS 133 accounting as well as charges associated with strategic and financial initiatives, including acquisitions, divestitures, financing transactions and restructuring efforts such as plant closings.

A reconciliation of Adjusted EBITDA to GAAP net income (loss) and GAAP cash flows from operating activities is included as a table below.

Forward-Looking Statements

All statements in this press release, including those relating to the Company’s 2004 outlook, other than statements of historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers should not place undue reliance on any forward-looking statements, which speak only as of the date made. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. It is important to note that actual results could differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially include without limitation:

decreases or changes in demand for the Company’s products, changes in market trends, general competitive pressures from existing and new competitors, price volatility of commodities, natural gas, other raw materials and packaging, foreign currency exchange rate fluctuations, future investment returns in its pension plans, changes in laws and regulations, adverse changes in operating performance, adverse economic conditions and other factors. Further information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained from time to time in the Company’s SEC filings, including without limitation the Company’s 2003 Annual Report on Form 10-K. We undertake no obligation to revise the forward-looking statements to reflect any future events or circumstances. All forward-looking statements attributable to the Company are expressly qualified in their entirety by this cautionary statement.

About the Company

Doane Pet Care Company, based in Brentwood, Tennessee, is the largest manufacturer of private label pet food and the second largest manufacturer of dry pet food overall in the United States. The Company sells to approximately 600 customers around the world and serves many of the top pet food retailers in the United States, Europe and Japan. The Company offers its customers a full range of pet food products for both dogs and cats, including dry, semi-moist, wet, treats and dog biscuits. For more information about the Company, including its SEC filings and past press releases, please visit www.doanepetcare.com. However, nothing contained therein shall be deemed to be a part of this press release.

CONTACT: Philip K. Woodlief, Vice President, Finance and Chief Financial Officer Tel: (615) 373-7774

-four tables to follow-

DOANE PET CARE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions)
(Unaudited)

	First quarter
	2004	2003
Net sales	$270.9	$259.9
Cost of goods sold	230.1	214.5

Gross profit	40.8	45.4
% of net sales	15.1%	17.5%
Operating expenses:
Promotion and distribution	14.2	14.4
Selling, general and administrative	13.2	12.1
Amortization	1.2	1.2
Other operating expenses	1.2	—

Income from operations	11.0	17.7
Interest expense, net (1)	18.0	14.0
Debt extinguishments	—	11.1
Other expense (income), net	(0.4)	(0.1)

Loss before income taxes	(6.6)	(7.3)
Income tax expense	1.2	0.6

Net loss	$(7.8)	$(7.9)

(1)	Interest expense for the first quarter of fiscal 2004 includes $3.7 million of accretion and dividends related to the Company’s Senior Preferred Stock (Redeemable) which was reclassified as long-term debt as of the beginning of fiscal 2004 upon adoption of SFAS 150.

DOANE PET CARE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Millions, except par value and shares)
(Unaudited)

	End of
	First quarter	Fiscal
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$20.1	$29.3
Accounts receivable, net	84.5	91.6
Inventories, net	70.1	68.6
Deferred tax assets	2.3	1.9
Prepaid expenses and other current assets	11.2	14.4

Total current assets	188.2	205.8
Property, plant and equipment, net	257.6	266.4
Goodwill and trademarks	378.0	380.4
Other assets	35.8	33.3

Total assets	$859.6	$885.9

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current maturities of long-term debt	$16.9	$13.2
Accounts payable	86.5	100.5
Accrued liabilities	48.5	51.7

Total current liabilities	151.9	165.4
Long-term debt:
Long-term debt, excluding current maturities	554.7	560.9
Senior Preferred Stock (Redeemable) (1)	94.7	—

Total long-term debt	649.4	560.9
Deferred tax liabilities	29.7	28.5
Other long-term liabilities	9.2	8.8

Total liabilities	840.2	763.6

Senior Preferred Stock (Redeemable)	—	91.1

Commitments and contingencies
Stockholder’s equity:
Common stock, $0.01 par value, 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in-capital	115.7	115.7
Accumulated other comprehensive income	46.2	50.2
Accumulated deficit	(142.5)	(134.7)

Total stockholder’s equity	19.4	31.2

Total liabilities and stockholder’s equity	$859.6	$885.9

(1)	Senior Preferred Stock (Redeemable) was reclassified as long-term debt as of the beginning of fiscal 2004 upon adoption of SFAS 150. SFAS 150 explicitly prohibits restatement of prior periods.

DOANE PET CARE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)

	First quarter
	2004	2003
Cash flows from operating activities:
Net loss	$(7.8)	$(7.9)
Items not requiring (providing) cash:
Depreciation	8.4	7.1
Amortization	1.4	1.4
Deferred income tax expense (benefit)	0.9	(0.1)
Non-cash interest expense (1)	4.7	2.0
Equity in joint ventures	(0.3)	(0.1)
Debt extinguishments	—	11.1
Asset impairments	0.4	—
Changes in current assets and liabilities	(9.8)	(13.4)

Net cash provided by (used in) operating activities	(2.1)	0.1

Cash flows from investing activities:
Capital expenditures	(2.1)	(4.3)
Other, net	(0.5)	(0.8)

Net cash used in investing activities	(2.6)	(5.1)

Cash flows from financing activities:
Net repayments under revolving credit agreements	—	(8.7)
Proceeds from issuance of long-term debt	—	210.4
Principal payments on long-term debt	(1.5)	(189.9)
Payments for debt issuance costs	(3.0)	(7.7)

Net cash provided by (used in) financing activities	(4.5)	4.1
Effect of exchange rate changes on cash and cash equivalents	—	0.1

Decrease in cash and cash equivalents	(9.2)	(0.8)
Cash and cash equivalents, beginning of period	29.3	7.6

Cash and cash equivalents, end of period	$20.1	$6.8

(1)	Non-cash interest expense for the first quarter of fiscal 2004 includes $3.7 million of accretion and dividends related to the Company’s Senior Preferred Stock (Redeemable) which was reclassified as long-term debt as of the beginning of fiscal 2004 upon adoption of SFAS 150.

ADJUSTED EBITDA RECONCILIATION FOR
DOANE PET CARE COMPANY AND SUBSIDIARIES
(Dollars in Millions)
(Unaudited)

HISTORICAL RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
AND CASH FLOWS FROM OPERATING ACTIVITIES

	First quarter
	2004	2003
Net loss	$(7.8)	$(7.9)
Adjustments to net loss:
Interest expense, net	18.0	14.0
Income tax expense	1.2	0.6
Depreciation	8.4	7.1
Amortization	1.4	1.4
SFAS 133 (gain) loss	1.4	(0.5)
Debt extinguishments	—	11.1
Other operating expenses	1.2	—

Adjusted EBITDA	23.8	25.8
Changes in current assets and liabilities	(9.8)	(13.4)
Adjustments to net loss which are changes in current assets and liabilities:
Change in interest payable	1.3	4.2
Change in income taxes payable	0.1	(0.5)
SFAS 133 gain (loss)	(1.4)	0.5
Other operating expenses	(1.2)	—
Adjustments to net loss which require cash:
Interest paid	(14.6)	(16.2)
Income taxes paid	(0.4)	(0.2)
Asset impairments	0.4	—
Equity in joint ventures	(0.3)	(0.1)

Net cash provided by (used in) operating activities	$(2.1)	$0.1